Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Overstock.com, Inc.:

We consent to the use of our reports dated March 2, 2012, with respect to the consolidated balance sheets of Overstock.com, Inc. as of December 31, 2011 and 2010, and the related consolidated statements of operations, stockholders’ equity (deficit) and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2011, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2011, incorporated herein by reference.

We also consent to the use of our report dated June 28, 2012, with respect to the statements of net assets available for benefits of the Overstock.com, Inc. 401(k) Plan as of December 31, 2011 and 2010, and the related statement of changes in net assets available for benefits for the year ended December 31, 2011, and the supplemental Schedule H, line 4i — Schedule of Assets (Held at End of Year) as of December 31, 2011 and supplemental Schedule H, line 4a — Schedule of Delinquent Participant contributions for the year ended December 31, 2011, incorporated herein by reference.

/s/ KPMG
Salt Lake City, Utah
October 9, 2012